Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

SHIFT4 PAYMENTS, INC.

SHIFT4 PAYMENTS, LLC

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS

FROM TIME TO TIME PARTY HERETO

Dated as of [•], 2020

i

Exhibits

Exhibit A -	Form of Joinder Agreement

Exhibit B	Estimated IPO Date Attribute Schedule

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [●], 2020, is hereby entered into by and among Shift4 Payments, Inc., a Delaware corporation (the “Corporation”), Shift4 Payments, LLC, a Delaware limited liability company (the “LLC”), and each of the Non-Blocker TRA Holders and the Blocker TRA Holders (each as defined below) from time to time party hereto (collectively, the “TRA Holders”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.01.

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC other than the Corporation and its consolidated subsidiaries (such members who are parties hereto, and their respective assignees who become parties hereto by satisfying the Joinder Requirement, the “Non-Blocker TRA Holders”) owns (or, in the case of such other Persons, will own) limited liability company interests in the LLC (the “Units”);

WHEREAS, exclusive of the Over-Allotment Option (as defined below), the Corporation will issue [●] shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, the Corporation will use a portion of the net proceeds from the IPO to purchase newly-issued Units directly from the LLC, which proceeds will be used by the LLC for [●] and for general company purposes;

WHEREAS, the Corporation may issue additional Class A Common Stock in connection with the IPO as a result of the exercise by the underwriters of their over-allotment option (the “Over-Allotment Option”) and, if the Over-Allotment Option is in fact exercised in whole or in part, any additional net proceeds received by the Corporation will be used by the Corporation to acquire additional newly-issued Units directly from the LLC, which proceeds will be used by the LLC for [●] and for general company purposes;

WHEREAS, in connection with the IPO, Searchlight Capital II, L.P., a Cayman limited partnership (“SC II TRA Holder”) and Searchlight Capital II PV, L.P., a Cayman limited partnership (“SC II PV TRA Holder” and together with SC II TRA Holder and their respective assignees who become parties hereto by satisfying the Joinder Requirement, the “Blocker TRA Holders”) will enter into certain reorganization transactions with the Corporation and its Subsidiaries (the “Reorganization Transactions”), and as a result of such transactions, the Corporation will obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, on and after the date hereof, pursuant to the LLC Agreement, each Non-Blocker TRA Holder has the right from time to time to require the LLC to redeem (a “Redemption”) all or a portion of such Non-Blocker TRA Holder’s Units for cash or, at the Corporation’s election, Class A Common Stock; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such cash or shares of Class A Common Stock for such Units;

WHEREAS, the LLC and any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a partnership for U.S. federal income tax purposes (together with the LLC and any direct or indirect Subsidiary (owned through a chain of pass-through entities) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “LLC Group”) will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined below) occurs, which election should result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the LLC Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as a result of the Reorganization Transactions and the Exchanges and the receipt of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points. If LIBOR ceases to be published in accordance with the definition thereof, the Corporation and the LLC shall work together in good faith to select an Agreed Rate with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.5(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) the Corporation’s income tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of, or the Corporation’s share of, the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payment made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Blocker Attributes” means (i) any net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code (and any comparable section of U.S. state and local tax law) and credit carryforwards of a Blocker Entity relating to taxable periods ending on or prior to the IPO Date and (ii) the tax basis of any Reference Asset resulting from any adjustment under Section 743(b) of the Code (and any comparable section of U.S. state and local tax law) attributable to Units acquired by a Blocker Entity prior to the IPO Date.

“Blocker Entities” means SC II Blocker and SC II PV Blocker.

“Blocker TRA Holders” is defined in the recitals to this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto (the “Exchange Act”), but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(2) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the LLC) (which assets, for the avoidance of doubt, include the equity interests of the Corporation’s Subsidiaries);

(3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(4) the Corporation ceases to be the sole managing member of the LLC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (a) the record holders of the Class A Common Stock, Class B Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), either the Rook Related Parties or the Searchlight Related Parties are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof).

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Stock” means shares of Class B stock, par value $0.0001 per share, of the Corporation.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Covered Person” is defined in Section 7.17 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means the Agreed Rate plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) the Agreed Rate.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated IPO Date Attribute Schedule” is defined in Section 2.2.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Corporation notifies the TRA Holders that the Corporation requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof occurring after the date of this Agreement (including through the adoption of International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (the “IFRS”)), on the operation of such provision (or if the TRA Holders notify the Corporation that they request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s share of the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for the Taxable Year, (ii) excluding the effect of any and all Blocker Attributes for the Taxable Year and (iii) excluding any deduction attributable to Imputed Interest, Actual Interest Amounts or Default Rate Interest for the Taxable Year; provided, that for purposes determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, (i) the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to Imputed

Interest, Actual Interest Amounts, Default Rate Interest, Blocker Attributes or a Basis Adjustment (or portions thereof); and (ii) the calculation of the Hypothetical Tax Liability shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes).

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Independent Directors” means the members of the Board who are “independent” under the standards set forth in Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of the applicable exchange on which the Class A Common Stock is traded or quoted.

“IPO” is defined in the recitals to this Agreement.

“IPO Date” means the closing date of the IPO.

“IPO Date Attribute Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Market Value” means the Common Unit Redemption Price, as defined in the LLC Agreement, determined as of an Early Termination Date.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Blocker TRA Holders” is defined in the recitals to this Agreement.

“Objection Notice” is defined in Section 2.5(a)(i) of this Agreement.

“Over-Allotment Option” is defined in the recitals to this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Permitted Transfer” means the transfer of Units by a holder of Units to any transferee as permitted by the LLC Agreement.

“Permitted Transferee” means a holder of Units pursuant to a Permitted Transfer.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.5(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reorganization Transactions” is defined in the recitals to this Agreement.

“Rook” means Rook Holdings, Inc., a Delaware corporation, and its Permitted Transferees.

“Rook Related Parties” means Rook Holdings, Inc., a Delaware corporation, and its Affiliates.

“SC II Blocker” SC II GWN Holdings, Inc., a Delaware corporation.

“SC II PV Blocker” SC II PV GWN Holdings, Inc., a Delaware corporation.

“SC II PV TRA Holder” is defined in the recitals to this Agreement.

“SC II TRA Holder” is defined in the recitals to this Agreement.

“Schedule” means any of the following: (i) the IPO Date Attribute Schedule, (ii) a Basis Schedule, (iii) a Tax Benefit Schedule, or (iv) the Early Termination Schedule, and, in each case, any amendments thereto.

“Searchlight” means Searchlight II GWN, L.P., a Delaware limited partnership, or such other Person as designated by Searchlight, SC II PV TRA Holder, SC II TRA Holder, or their respective assignees who become parties hereto by satisfying the Joinder Requirement.

“Searchlight Related Parties” means Searchlight II GWN, L.P., a Delaware limited partnership, and its Affiliates.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.4(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, Blocker Attributes described in clause (ii) of the definition thereof and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law and the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, federal income tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, federal income tax) shall be the Assumed State and Local Tax Rate, and, for the avoidance of doubt, the applicable calculations shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s applicable marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes);

(4) any loss carryovers or carrybacks generated by any Basis Adjustment, Blocker Attributes described in clause (ii) of the definition thereof or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date, and any Blocker Attributes described in clause (i) of the definition thereof that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Effective Date, will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date (provided that, in any year that a Blocker Entity or the Corporation is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision);

(5) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date), (ii) in the case of any Blocker Attributes described in clause (ii) of the definition thereof, the fifteenth anniversary of IPO Date (or, if the IPO Date is more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (iii) the fifteenth anniversary of the Early Termination Effective Date;

(6) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(7) if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such TRA Holder if such Units had been Exchanged on the Early Termination Effective Date, and such TRA Holder shall be deemed to receive the amount of cash such TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; the LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (A) each Direct Exchange shall give rise to Basis Adjustments and (B) each Redemption using cash or Class A Common Stock contributed to the LLC by the Corporation shall be treated as a direct purchase of Units by the Corporation from the applicable TRA Holder pursuant to Section 707(a)(2)(B) of the Code that shall give rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent that such payments are treated as deductible interest for U.S. federal income tax purposes or as other than consideration for Units for U.S. federal income tax purposes.

(b) Section 754 Election. In its capacity as the sole managing member of the LLC, the Corporation will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

Section 2.2 IPO Date Attribute Schedule. An estimated schedule (the “Estimated IPO Date Attribute Schedule”) of (a) the Blocker Attributes of each of the Blocker Entities as of December 31, 2019 and as of the IPO Date, (b) the period (or periods) over which the tax basis of any Reference Asset that is a Blocker Attribute is amortizable and/or depreciable and (c) any applicable limitations on the use of the Blocker Attributes for tax purposes (including under Section 382 of the Code) is set forth on Exhibit B to this Agreement. Within one hundred and eighty (180) calendar days after the filing of the U.S. federal income Tax Return of each Blocker Entity for the short Taxable Year including the Reorganization Transactions, the Corporation shall update the Estimated IPO Date Attribute Schedule to reflect the actual Blocker Attributes reflected on such Tax Returns and shall deliver such updated schedule (the “IPO Date Attribute Schedule”) to Searchlight and Rook. The IPO Date Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.3 Basis Schedules. Within one hundred and eighty (180) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to Searchlight and Rook a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year and (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.4 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred and eighty (180) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to Searchlight and Rook a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments, Blocker Attributes, Imputed Interest, Actual Interest Amounts, and Default Rate Interest as determined using a “with and without” methodology described in Section 2.5(a). Carryovers or carrybacks of any Tax item attributable to any Basis Adjustment, Blocker Attribute, Imputed Interest, Actual Interest Amounts, and Default Rate Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Basis Adjustment, Blocker Attributes, Imputed Interest, Actual Interest Amounts, and Default Rate Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree that (i) all Tax Benefit Payments attributable to an Exchange will to the extent permitted by applicable law (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation and (B) have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current Taxable Year continuing until any incremental current Taxable Year benefits equal an immaterial amount.

Section 2.5 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to Searchlight or Rook, as applicable, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.5(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers reasonably requested by Searchlight or Rook, as applicable, that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow Searchlight and Rook, as applicable, and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by Searchlight or Rook, as applicable, at the Corporation in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to Searchlight or Rook, as applicable, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which Searchlight and Rook, as applicable, first received the applicable Schedule or amendment thereto unless:

(i) Searchlight or Rook, as applicable, within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail Searchlight’s or Rook’s, as applicable, material objection (an “Objection Notice”) or

(ii) each of Searchlight and Rook, as applicable, provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from each of Searchlight and Rook, as applicable, is received by the Corporation.

In the event that Searchlight or Rook, as applicable, timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and Searchlight or Rook, as applicable, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to Searchlight and Rook, as applicable; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Sections 3.4, and subject to Sections 3.2 and 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to Searchlight and Rook, as applicable, pursuant to Section 2.4(a) of this Agreement becomes final in accordance with Section 2.5(a) of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest calculated in respect of such amount); and (ii) the Actual Interest Amount with respect to the Net Tax Benefit described in (i).

(i) Attributable. A Net Tax Benefit is “Attributable” to a (A) Non-Blocker TRA Holder to the extent that it is derived from any Basis Adjustment, Imputed Interest, Actual Interest Amount or Default Rate Interest that is attributable to an Exchange undertaken by or with respect to such TRA Holder, (B) SC II TRA Holder to the extent that it is derived from any Blocker Attributes, Imputed Interest, Actual Interest Amount or default Rate Interest that is attributable to SC II Blocker or the Reorganization Transactions in respect of SC II Blocker and (C) to SC II PV TRA Holder to the extent that it is derived from any Blocker Attributes, Imputed Interest, Actual Interest or Default Rate Interest that is attributable to SC II PV Blocker or the Reorganization Transactions in respect of SC II PV Blocker.

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1 (excluding payments of Actual Interest Amounts). For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the actual liability of the Corporation for Covered Taxes; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the actual liability of the Corporation for Covered Taxes over the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account the federal benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will, as applicable, apply to cause a portion of any Net Tax Benefit payable by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a). For the avoidance of doubt, any deduction for any Actual Interest Amount as determined with respect to any Net Tax Benefit payable by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(viii) Default Rate Interest. In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder. For the avoidance of doubt, any deduction for any Default Rate Interest with respect to any Net Tax Benefit payable by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(ix) The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii) second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to a TRA Holder).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other Tax benefit in respect of the Basis Adjustments, Blocker Attributes, Imputed Interest, Actual Interest Amounts, and Default Rate Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax Benefits in a particular Taxable Year (with $50 of such Covered Tax Benefits being attributable to TRA Holder 1 and $150 of such Covered Tax Benefits being attributable to TRA Holder 2), such that TRA Holder 1 would have potentially been entitled to a Tax Benefit Payment of $42.50 and TRA Holder 2 would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had $200 of actual taxable income, and if at the same time the Corporation only had $100 of actual taxable income in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to TRA Holder 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to TRA Holder 2, such that TRA Holder 1 would receive a Tax Benefit Payment of $21.25 and TRA Holder 2 would receive a Tax Benefit Payment of $63.75.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payments referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.5. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, then to Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.5, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased, if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess, along with an appropriate Actual Interest Amount in respect of such excess (being charged by the Corporation to the TRA Holder), shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange shall also be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made.

ARTICLE IV.

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment simultaneously, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). If an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations of the Corporation hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (2) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandis.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise, then all obligations of the Corporation hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from a TRA Holder (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, a TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within ninety (90) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to Searchlight and Rook a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or (c), the Corporation shall deliver a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to Searchlight and Rook supporting schedules and work papers reasonably requested by Searchlight or Rook, as applicable, that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow Searchlight and Rook and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by Searchlight or Rook, at the Corporation in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which Searchlight and Rook received such Early Termination Schedule unless:

(i) Searchlight or Rook within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail Searchlight or Rook’s, as applicable, material objection (a “Termination Objection Notice”); or

(ii) each of Searchlight and Rook provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from Searchlight and Rook is received by the Corporation.

In the event that Searchlight or Rook timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and Searchlight or Rook, as applicable, shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such TRA Holder, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that if Searchlight or Rook owns (or would own upon an

Exchange of all outstanding Units) at least ten percent (10%) of the Class A Common Stock, the Corporation shall not settle any issue pertaining to Covered Taxes that is reasonably expected to materially adversely affect the TRA Holders’ rights and obligations under this Agreement without the consent of Searchlight and Rook, such consent not to be unreasonably withheld or delayed. If Searchlight or Rook fails to respond to any notice with respect to the settlement of any such issue within fifteen (15) days of its receipt of the applicable notice, Searchlight or Rook, as applicable, shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, the Corporation shall notify Searchlight and Rook of, and keep them reasonably informed with respect to, the portion of any tax audit of the Corporation or the LLC, or any of the LLC’s Subsidiaries, the outcome of which is reasonably expected to materially affect the Tax Benefit Payments payable to such TRA Holders under this Agreement, and Searchlight and Rook, as applicable, shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such portion of any such Tax audit. To the extent there is a conflict between this Agreement and the LLC Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and the LLC, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control; provided, however, that to the extent there is a conflict between this Agreement and Sections 5.05 and 9.02 of the LLC Agreement, Sections 5.05 and 9.02 of the LLC Agreement shall control.

Section 6.2 Consistency. Except as otherwise required by law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to the TRA Holders under this Agreement.

Section 6.3 Cooperation.

(a) Each TRA Holder, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. Upon the request of any TRA Holder, the Corporation shall cooperate in taking any action reasonably requested by such TRA Holder in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.

(b) The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket third party costs and expenses incurred by such other Party pursuant to Section 6.3(a).

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Shift4 Payments, Inc.

2202 N. Irving St.

Allentown, PA 18109

Telephone: (888) 276-2108

Attn: Jordan Frankel, General Counsel and EVP, Legal

E-mail:

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Marc Jaffe and Ian Schuman

Facsimile: (212) 751-4864

E-mail:

If to Searchlight:

Searchlight Capital Partners, L.P.

745 5th Avenue, 27th Floor

New York, New York 10151

with a copy (which shall not constitute notice to Searchlight) to:

[___________]

[___________]

[___________]

If to Rook:

Rook Holdings, Inc.

2202 N. Irving St.

Allentown, PA 18109

Attn: Jared Isaacman

E-mail:

with a copy (which shall not constitute notice to Rook) to:

Kane Kessler, P.C.

Attn: Mitchell Hollander and Robert Lawrence

Facsimile:

E-mail:

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. Each TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person; provided such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of a majority of the Independent Directors, Searchlight and Rook (which approval of Searchlight and Rook shall not to be unreasonably withheld or delayed), in which case such amendment shall be permitted. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled amicably, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Administered Arbitration (the “Rules”) by three arbitrators, of which the Corporation shall appoint one arbitrator and the TRA Holders party to such Dispute shall appoint one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(d) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(e) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and any TRA Holder are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.5, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Holder agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or such TRA Holder or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or such TRA Holder or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Holders shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Holder’s position, in which case the Corporation shall reimburse the TRA Holder for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder relating to the engagement of the Expert or amending any applicable Tax Return), or (ii) the Expert adopts the Corporation’s position, in which case the TRA Holder shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder pursuant to or with respect to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Holder. Each TRA Holder shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed Reference Asset as determined by a valuation expert selected by the Corporation plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation, its successor in interest or any member of a group described in Section 7.11(a), transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation, its successor in interest or any member of the group described in Section 7.11(a) (other than any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Confidentiality. Each TRA Holder and its assignees acknowledges and agrees that the information of the Corporation and its Affiliates is confidential and, except in the course of, and to the extent reasonably required in connection with, performing any duties as necessary for the Corporation and its Affiliates or as required by law or legal process (in which case, the TRA Holder shall provide prompt written notice of such requirement to the Corporation) or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or confidential information, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, whether learned by any TRA Holder heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any TRA Holder in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Holder to prosecute or defend claims arising under or relating to this Agreement, and (iii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. If a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder (or direct or indirect equity holders in such TRA Holder) in connection with any Exchange to be treated as ordinary income (other than with respect to so called hot assets, as described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation) and to the extent specified therein by such TRA Holder, this Agreement shall cease to have further effect and shall not apply to an Exchange with respect to such TRA Holder occurring after a date specified by such TRA Holder, or may be amended by the Parties in a manner reasonably determined by such TRA Holder, provided that such amendment shall not result in an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). The obligations of a TRA Holder hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.16 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

                                                                                                                                         CORPORATION:

SHIFT4 PAYMENTS, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

                                                                                                                                         THE LLC:

SHIFT4 PAYMENTS, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA HOLDER:

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ 🌑 ], 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Shift4 Payments, Inc., a Delaware corporation (the “Corporation”), Shift4 Payments, LLC, a Delaware limited liability company (the “LLC”), each of the TRA Holders from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1. Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

SHIFT4 PAYMENTS, INC.

By:
Name:
Title:

Exhibit B

ESTIMATED IPO DATE ATTRIBUTE SCHEDULE

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